Exhibit 5.1

October 6, 2022

Heart Test Laboratories, Inc.

550 Reserve St, Suite 360

Southlake, Texas 76092

Re: Registration Statement on Form S-1

Ladies and Gentleman:

We have acted as counsel to Heart Test Laboratories, Inc., a Texas corporation (the “Company”), in connection with a Registration Statement on Form S-1 (as amended, the “Registration Statement”) being filed by the Company on the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company for resale from time to time by the selling shareholders listed in the prospectus (the “Prospectus”) included as a part of the Registration Statement (the “Selling Shareholders”) of up to 3,363,318 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,540,492 shares of Common Stock (the “Bridge Note Conversion Shares”), representing the shares issued upon the conversion of the Company’s 8% secured Senior Subordinated Convertible Loan Notes (the “Bridge Notes”) that are held by the Selling Shareholders; (ii) up to 1,683,470 shares of Common Stock (the “Bridge Warrant Shares”) issuable upon the exercise of the warrants to purchase shares of Common Stock that were issued with the Bridge Notes (the “Bridge Warrants”); and (iii) up to 139,356 shares of Common Stock (the “Pre-Funded Warrant Shares,” and collectively with the Bridge Note Conversion Shares and the Bridge Warrant Shares, the “Shares”) issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock that were issued upon conversion of the Bridge Notes (the “Pre-Funded Warrants”). The Shares are being registered in connection with the transactions contemplated by that certain Securities Purchase Agreement dated as of December 22, 2021 (the “SPA”) pursuant to which the Company sold the Bridge Notes and the Bridge Warrants to accredited investors in a private placement under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated by the SEC. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion letter, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below including, without limitation: (i) the Registration Statement, including the Prospectus, (ii) the Amended and Restated Certificate of Formation of the Company, as in effect the date hereof, (iii) the Second Amended and Restated Bylaws of the Company, as in effect the date hereof, (iv) the SPA, (v) the Registration Rights Agreement included as an exhibit to the SPA, (vi) the form of Bridge Note, (vii) the form of Bridge Warrant, (viii) the form of Pre-Funded Warrant and (ix) the records of meetings and consents of the Board of Directors of the Company, or committees thereof, and records of proceedings of the shareholders. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

JW | DALLAS    2323 Ross Avenue, Suite 600 • Dallas, Texas 75201  |  www.jw.com  |  Member of GLOBALAWTM

Heart Test Laboratories, Inc.

October 6, 2022

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Bridge Note Conversion Shares are duly and validly issued, fully paid and non-assessable; (ii) assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Bridge Warrants are exercised, the Bridge Warrant Shares issuable upon exercise of the Bridge Warrants, when issued by the Company upon exercise of the Bridge Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Bridge Warrants, will be validly issued, fully paid and non-assessable; and (iii) assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, when issued by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

Our opinions are limited to the laws of the State of Texas, and we do not express any opinion concerning any other law.

This opinion letter is provided for use in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. This opinion letter is rendered as of the date hereof and we make no undertaking and expressly disclaim any duty to supplement or update the opinions rendered herein, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.

JACKSON WALKER L.L.P.

SRJ/JMS